SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number: 001-32626

                           NOTIFICATION OF LATE FILING

(Check One):   |_| Form 10-K  and Form 10-KSB    |_| Form 11-K     |_| Form 20-F
               |X| Form 10-Q                     |_| Form N-SAR

                        For Period Ended: March 31, 2007
                                          --------------

|_| Transition Report on Form 10-K and Form 10-KSB
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q and Form 10-QSB
|_| Transition Report on Form N-SAR

          For the Transition Period Ended: ____________________________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:          Hana Biosciences, Inc.
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Former name if applicable:
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Address of principal executive
 office (Street and number):      7000 Shoreline Court, Suite 370
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City, State and zip code:         South San Francisco, California  94080
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

                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

     |X|           (b)  The subject annual report, semi-annual report,
                        transition report on Form 10-K, 20-F, 11-K or Form
                        N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                   (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable. Not applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Company is unable to file its Quarterly Report for the quarter ended March 31, 2007 within the prescribed time period. The Company has completed its preparation of such report, but has been unable to obtain all necessary signatures in order to allow for the filing of such report without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

                John P. Iparraguirre     (650) 588-6404
                --------------------    ----------------
                       (Name)          (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                                Hana Biosciences, Inc.
                                     -------------------------------------------
                                    (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 11, 2007                          By: /s/ John P. Iparraguirre
      ------------                              --------------------------------
                                                John P. Iparraguirre
                                                Chief Financial Officer